EXHIBIT 23.1


                               [KPMG Letterhead]


CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Beckman Coulter, Inc.:

We consent to the incorporation by reference herein of our reports dated
January 29, 2004, with respect to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, cash flows and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of Beckman Coulter, Inc. Our report refers to a change in method of accounting for goodwill and intangible assets in 2002.

/s/KPMG LLP
KPMG LLP

Orange County, California
April 12, 2004